EXHIBIT 99.(C)
STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (the “Agreement”) is made as of this 26th day of September, 2008 between Harrington West Financial Group, Inc., a Delaware corporation and registered unitary savings and loan holding company (“Company”) and Concordia Financial Services Fund L.P. (“Concordia”).
RECITALS
WHEREAS the Company is contemplating the issuance of up to 220,000 shares of its Series A Non-Cumulative Convertible Perpetual Preferred Stock (the “Shares”); and
WHEREAS the Company is preparing to issue [140,001] Shares (the “Subject Shares”) to Concordia and the balance of the Shares to certain other purchasers (collectively, the “Purchasers” and in the generic individual a “Purchaser”), and is willing and able to do so for the consideration and on the terms set forth herein; and
WHEREAS, in addition to the Subject Shares, Concordia desires to purchase from Company and Company desires to sell Concordia up to [1,040,001] of the Company’s authorized but unissued shares of common stock (the “Common Shares”), such that the aggregate dollar amount invested by Concordia between the Subject Shares and the Common Shares is $10,000,000; and
WHEREAS Concordia is an “accredited investor” as defined in Rule 501(a) promulgated by the Securities and Exchange Commission; and
WHEREAS Concordia has had an opportunity to investigate the Company and its business prospects, and is willing and able to make an investment in the Subject Shares and the Common Shares at the price and on the terms set forth herein,
NOW, THEREFORE, in consideration of the foregoing, the warranties, representations and covenants, and the consideration set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
When used in this Agreement with capitalized initials, unless the context clearly requires a different meaning, each of the following terms shall be given the meaning ascribed to it in this article, as follows:
“Act” means the Securities Act of 1933, as amended.

“Affiliate” means any Person that directly or through one or more intermediaries controls, is controlled by or is under common control with the Person specified. The term “control,” for purposes of this paragraph, shall mean the power, directly or indirectly, to make or influence the policies and/or decisions of the specified Person. The following shall be presumed to have control of a Person: (a) its directors, executive officers, general partners, trustees, LLC managers and others of similar capacity; (b) any other Person required to sign the periodic reports of such Person under the Exchange Act; (c) any beneficial owner of 10% or more of the outstanding voting securities of such Person, and (d) any group of owners and/or beneficial owners acting in concert for the purpose of exerting control over the specified Person. In all other instances, the possession of control shall be determined on the basis of all the facts and circumstances.
“Article,” means one of the major subdivisions of this Agreement denoted by such name and a sequential Roman numeral; and a reference to an Article shall include, as applicable in the context, a reference to each and every part of such Article.
“Bank” means Los Padres Bank, a federally chartered savings bank and the Company’s wholly owned subsidiary.
“Board of Directors” means the Company’s board of directors.
“Business Day” means a day other than Saturday or Sunday when all or substantially all banks in California are open for business. The term shall exclude (1) every legal holiday established as such by the laws of the United States or the State of California, and (2) any other day on which banking institutions in San Francisco are authorized or obligated by law or by federal order to close.
“Certificate of Designations” shall have the meaning given such term in Section 2.1(b).
“Charter Documents” means, with respect to any business organization, any certificate or articles of incorporation and any bylaws, each as amended to date, that regulate the basic organization of the business organization and its internal relations.
“Closing” means with respect to a particular purchaser the consummation of the transaction contemplated by this Agreement, as set forth in Section 2.2.
“Closing Date” means the date on which a Closing occurs, determined pursuant to Section 2.2.
“Common Shares” shall have the meaning given such term in the recitals.
“Company” shall have the meaning given such term in the recitals.
“Concordia” shall have the meaning given such term in the recitals.
“Consent” means any required consent, approval, absence of disapproval, waiver or authorization from, or notice to, or registration or filing with, any Person.

“Encumbrance” means any option, pledge, security interest, lien, charge, encumbrance, mortgage, assessment, claim or restriction (whether on voting, disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.
“Equity Securities” means capital stock or any options, rights, warrants or other rights to subscribe for or purchase capital stock, or any plans, contracts or commitments that are exercisable in such capital stock or that provide for the issuance of, or grant the right to acquire, or are convertible into, or exchangeable for, such capital stock.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Financial Statements” means the Company’s audited consolidated financial statements and notes thereto and the related opinions thereon for the years ended December 31, 2005, 2006, 2007 and quarterly unaudited financial statements for the six months ended June 30, 2008, as presented in the SEC Reports.
“GAAP” means generally accepted accounting principles.
“Governmental Entity” means any court or tribunal in any jurisdiction or any United States federal, state, district, domestic, or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.
“IRS” means the US government agency responsible for tax collection and tax law enforcement know as the Internal Revenue Service.
“Law” means any statute or law or any judgment, decree, injunction, order, regulation or rule of any Governmental Entity.
“Material Adverse Effect” means, with respect to any party, any change, circumstance or effect, individually or in the aggregate, that is, or is reasonably expected to become, materially adverse (i) to the business, results of operations, prospects, or condition (financial or otherwise), of such party and its subsidiaries taken as a whole, other than any change, circumstance or effect relating to (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to financial institutions generally, except to the extent such change disproportionately adversely affects such party, (B) changes, after the date hereof, in laws of general applicability or interpretations thereof by courts or governmental authorities, (C) actions or omissions by any party taken with the prior written permission of the other party or upon the recommendation of the other party or required under this Agreement, (D) Other Than Temporary Impairment (as defined by GAAP) charges or mark to market changes in the Company’s securities portfolio, or reserves for loan losses taken, consistent with past practice and in accordance with the Company’s stated policies and procedures for such, or (E) changes, after the date hereof, in global or national or regional political conditions (including the outbreak of war or acts of terrorism) or in general or regional economic or market conditions affecting financial institutions or their holding companies generally except to the extent that any such changes in general or regional economic or market conditions have a disproportionate adverse effect on such party, or (ii) to the ability of such party to timely consummate the transactions contemplated by this Agreement.

“Options” means options, warrants or rights issued by Company and entitling the holder to purchase shares of the Company’s common stock from the Company. The term does not include securities or other instruments of any kind issued by any other Person.
“OTS” shall mean the Office of Thrift Supervision, an agency of the United States Department of the Treasury.
A “party” shall mean, in all cases, the Company and, in the case of Concordia, such specific Purchaser. Concordia shall not be deemed to be a “party” to any other Purchaser’s Agreement with the Company.
“Person” means any natural person, corporation, trust, association, unincorporated body, partnership, joint venture, Governmental Entity, statutorily or regulatory sanctioned entity or any other person or organization which may be given standing as a person in any court located in the United States of America.
“Purchaser” or “Purchasers” shall have the meaning given such terms in the recitals.
“Schedule” means any disclosure schedule from the party making the disclosure and delivered to the other party.
“SEC” means the United States Securities and Exchange Commission.
“SEC Reports” means all reports filed by the Company pursuant to the Exchange Act with the SEC since December 31, 2006.
“Section” means a section of this Agreement denoted by such name and by a sequential number in legal format, consisting of an ordinal in Arabic format corresponding with the article number, followed by a decimal and a second ordinal indicating the order of the section within the article. Any reference to a Section shall include, as applicable in the context, a reference to each and every subsection or other part of such Section.
“Shares” means shares of the Series A Non-Cumulative Convertible Perpetual Preferred Stock, $0.01 par value, of the Company.
“Subject Shares” shall have the meaning given such term in the recitals.
“Subsidiary,” when used with reference to a specified Person, means any corporation, partnership, trust or other entity of which the majority of outstanding voting securities are owned by such Person.

ARTICLE II
PURCHASE AND SALE OF SHARES
Section 2.1. Purchase and Sale of Shares.
(a) Upon and subject to all the terms and conditions of this Agreement, Company agrees to sell, and Concordia agrees to purchase:
(i)	The Subject Shares at the price of $25.00 per share; and

(ii)	The Common Shares at the price of $6.25 per share.
Provided, however, that if the Second Closing does not occur within six (6) months of the First Closing, the purchase price set forth above for both the Subject Shares and the Common Shares in the Second Closing shall be increased at a simple annual interest rate of prime plus 2%, computed daily, for each day after the six month anniversary of the First Closing that Second Closing does not occur.
None of the other Purchasers shall pay a price per share for their respective Shares less than the price per share to be paid by Concordia nor purchase shares on terms and conditions that are more beneficial to the other Purchasers than to Concordia. The failure of any of the Purchasers to purchase a specific number of Shares will not relieve Concordia from purchasing the Subject Shares or Common Shares as set forth above nor shall the failure of Company to sell all [460,001] of the Shares relieve Concordia from purchasing the Subject Shares and the Common Shares.
(b) On or before the Closing, the Company shall have authorized the sale and issuance of the Subject Shares and the Common Shares to Concordia. The Subject Shares shall have the rights, preferences, privileges and restrictions set forth in the Certificate of Designations for Series A Non-Cumulative Convertible Perpetual Preferred Stock of the Company, substantially in the form of Exhibit A attached to this Agreement (the “Certificate of Designations”).
Section 2.2. Closing. The closing of this transaction shall take place on two separate occasions as follows:
(a) The first closing consisting of 61,757 Subject Shares and 458,768 Common Shares shall take place at the offices of the Company, 610 Alamo Pintado Road, Solvang, California, at 1 p.m. on September 29, 2008, or at such other place and date as the parties may agree in writing (the “First Closing”).
(b) The second closing consisting of 78,243 Subject Shares and 581,232 Common Shares shall take place no later than five (5) Business Days after the satisfaction of the conditions set forth in Sections 6.7 and 7.8 at the same time of day and at the same location as the first closing (the “Second Closing”).
The actual dates on which the two closings occur are referred to herein generically as the “Closing Date.”
In no event shall the number of Subject Shares (on a fully converted basis) plus: (A) the number of Common Shares purchased in the First Closing; and (B) the number of shares of Common Stock otherwise owned beneficially by Concordia, result in Concordia owning greater than 9.99% of the Company on a post transaction and fully converted basis. If the parties reasonably determine on the Closing Date of the First Closing that the number of shares set forth in Section 5(a) will result in Concordia owning greater than 9.99% of the Company on a post transaction and fully converted basis, then the parties agree that the number of Common Shares to be purchased at the First Closing shall be reduced by such number (the “Excess Common Shares”) that will result in Concordia owning 9.99% of the Company on a post transaction and fully converted basis. The Excess Common Shares shall be added to the Common Shares to be purchased at the Second Closing.

Section 2.3 Delivery and Payment. As soon as practicable following each Closing, the Company shall deliver to Concordia a certificate or certificates for the portion of the Subject Shares and the Common Shares purchased in such Closing, in such reasonable denominations as Concordia may have designated in writing not less than three days before the Closing, and registered in the name of Concordia, representing the Subject Shares and Common Shares Concordia is acquiring in the transaction. At each Closing, Concordia shall deliver the purchase price of the relevant Subject Shares and the Common Shares in immediately available funds by wire transfer to:

ABA Routing Number:	322285668
Beneficiary:	HWFG
Acct #:	15117****
Attn:	William Phillips
Section 2.4. Restricted Securities. Concordia understands that the Subject Shares and Common Shares have not been registered with the SEC pursuant to the Act and therefore have the status of “restricted securities,” which may only be sold or otherwise disposed of if such sale or disposition has been registered with the SEC or is exempt from the registration requirement. Concordia shall not sell or otherwise dispose of the Subject Shares or Common Shares without such registration or exemption, and Company shall direct its Secretary and transfer agent to refuse to transfer any of the Subject Shares or Common Shares on the records of the Company without receiving evidence reasonably satisfactory to the Company that such transfer is exempt from the registration requirement. All certificates representing the Subject Shares and the Common Shares, whether upon original issuance or upon transfer (as, if and when permitted hereby and by applicable Law) shall be endorsed with a legend giving notice of the transfer restriction to prospective purchasers, in form as follows:
THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THESE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, OR TRANSFERRED TO ANY PERSON AT ANY TIME, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SHARES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

Section 2.4. Registration Rights.
(a) Piggy-back Registration. If, at any time prior to December 31, 2010, a registration statement is not effective with respect to all of the Shares and Common Shares, each time the Company determines to file a registration statement under the Securities Act (other than a registration statement on Form S-4 or Form S-8 or a registration statement on Form S-1 covering solely an employee benefit plan) in connection with the proposed offer and sale for money of any of its securities, either for its own account or on behalf of any other security holder, it will give prompt written notice of its determination to all Purchasers. Upon the written request of Concordia or any other holder of Shares given within 20 days after the receipt of such written notice, the Company will use commercially reasonable efforts to cause all such Shares and Common Shares, the holders of which have so requested registration, to be included in such registration statement and registered under the Securities Act, all to the extent requisite to permit the sale or other disposition by the prospective seller or sellers of the Shares and / or Common Shares to be so registered.
(b) If the registration of which the Company gives written notice pursuant to Section 2.4(a) is for a public offering involving an underwriting, the Company will so advise the Purchasers as a part of its written notice. In such event, the right of any holder to registration pursuant to this Section 2.4 is conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Shares and / or Common Shares in the underwriting to the extent provided herein. All holders proposing to distribute their Shares or Common Shares through such underwriting shall enter into an underwriting agreement with the underwriter or underwriters selected for such underwriting by the Company, along with the Company and the other holders distributing their securities through such underwriting; provided that such underwriting agreement is in customary form and is reasonably acceptable to the holders of a majority of the Shares or Common Shares requesting to be included in such registration.
(c) Notwithstanding any other provision of this Section 2.4, if the managing underwriter of an underwritten distribution advises the Company and the holders of the Shares and / or Common Shares participating in such registration in writing that in its good faith judgment the number of Shares or Common Shares and the other securities requested to be registered exceeds the number of shares and other securities which can be sold in such offering, then (i) the number of Shares and / or Common Shares and other securities so requested to be included in the offering will be reduced to that number of shares which in the good faith judgment of the managing underwriter can be sold in such offering (except for shares to be issued by the Company in an offering initiated by the Company, which will have priority over the Shares and / or Common Shares), and (ii), subject to existing priority rights of the holders of such other securities, such reduced number of shares will be allocated among all participating holders of Shares and / or Common Shares and the holders of other securities in proportion, as nearly as practicable, to the respective number of Shares and / or Common Shares and other securities held by such holders and other holders at the time of filing the registration statement in relation to the total number of shares of Common Stock outstanding on a fully diluted basis. All Shares or Common Shares which are excluded from the underwriting by reason of the underwriter’s marketing limitation and all other Shares or Common Shares not originally requested to be so included will not be included in such registration and will be withheld from the market by the holders thereof for a period, not to exceed 180 days, which the managing underwriter reasonably determines is necessary to effect the underwritten public offering.

(d) Subject to the receipt of all necessary information from the Purchasers, the Company shall prepare and file a registration statement on Form S-3 under the Securities Act covering the Shares and Common Shares not yet registered pursuant to this Section 2.4 (the “Registration Statement”), on or before December 31, 2011, and shall use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable after filing; provided, however, that if the Company receives notification from the SEC that the Registration Statement will receive no action or review from the SEC, then the Company will cause the Registration Statement to become effective within five business days after such SEC notification. Notwithstanding the foregoing, if Form S-3 is not available, then the Company will file a Registration Statement on such form as is then available to effect a registration of the Shares and Common Shares, subject to the consent of the holders of such securities, which consent will not be unreasonably withheld or delayed.
(e) The Company shall be responsible for and shall pay all costs and expenses related to or in connection with any registration statement other than the underwriters’ commission related to the sale of the Shares and/or Common Shares of Concordia’s actually sold while the registration statement is effective.
ARTICLE III
COMPANY’S WARRANTIES AND REPRESENTATIONS
To induce Concordia to enter into this Agreement, Company represents and warrants to Concordia as follows:
Section 3.1. Incorporation, Standing and Power. Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and is registered with the OTS as a savings and loan holding company. The Bank is duly incorporated and in good standing under the laws of the United States and is licensed as a federally chartered savings bank by the OTS. All of the outstanding shares of Bank are owned by the Company. Company and Bank have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted. Neither the scope of the business of Company and Bank nor the location of any of their properties requires that Company or Bank be licensed to do business in any jurisdiction other than those jurisdictions where the failure to be so licensed would, individually or in the aggregate, have a Materially Adverse Effect.
Section 3.2. Capitalization. As of the date of this Agreement, the authorized capital stock of Company consists of 9,000,000 shares of common stock, of which [*] are outstanding and 1,000,000 shares of preferred stock of which none are outstanding. All of the outstanding shares of common stock are duly authorized, validly issued, fully paid, nonassessable and without preemptive rights. Except for Options granted pursuant to the Company’s employee stock option plans, there are no outstanding Options with respect to the unissued shares of common stock or any preferred stock or any other securities convertible into such shares, and Company is not obligated to issue any additional shares of its capital stock or Options with respect to the unissued shares of its capital stock or any other securities convertible into such stock.

Section 3.3. Subsidiaries. Except as set forth on Schedule 3.3, the Company does not own, directly or indirectly, any outstanding stock, Equity Securities or other voting interest in any corporation, partnership, joint venture or other entity or Person.
Section 3.4. Financial Statements. The Financial Statements of Company: (a) present fairly the consolidated financial condition of Company as of the respective dates indicated and its consolidated results of operations and cash flow for the respective periods indicated; and (b) have been prepared in accordance with GAAP. The audits of Company have been conducted in accordance with generally accepted auditing standards. The books and records of Company are being maintained in material compliance with applicable legal and accounting requirements. Except to the extent (a) reflected in its Financial Statements, or (b) incurred since June 30, 2008 in the ordinary course of business and consistent with past practice, Company does not have any liabilities, whether absolute, accrued, contingent or otherwise that could have a Material Adverse Effect on the Company.
Section 3.5. Authority of Company. The execution and delivery by Company of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of Company, and this Agreement is a valid and binding obligation of Company enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Neither the execution and delivery by Company of this Agreement, the consummation of the transactions contemplated herein, nor compliance by Company with any of the provisions hereof, will: (a) violate any provision of its Charter Documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, Encumbrance or other instrument or obligation to which Company is a party, or by which Company or any of its properties or assets is bound, if in any such circumstances, such event could have a Material Adverse Effect; or (c) violate any Law applicable to Company or any of its properties or assets. No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of Company, and no Consent of any Person, is required in connection with the execution and delivery by Company of this Agreement or the consummation by Company of the transactions contemplated hereby, except (i) the filing of the Certificate of Designations, which will have been filed as of the Closing; (ii) the filing of Form D with the SEC and the absence of any objection by the SEC to this transaction; and (iii) the filing of notices of transaction or other required filings with the securities administrators of any states in which Subject Shares are to be offered and sold as part of this offering, and the absence of any objection from any of such administrators.
Section 3.6. Litigation. The Company is not a party to any pending or, to its knowledge, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement or which, individually or in the aggregate, is otherwise reasonably likely to hinder or delay consummation of the transactions contemplated by this Agreement. There is no private or governmental suit, claim, action, investigation or proceeding pending, nor to Company’s knowledge is one threatened, against the Company or Subsidiaries, or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of the Company or the Subsidiaries which is likely to have a Material Adverse Effect. There are no judgments, decrees, stipulations or orders against the Company or the Subsidiaries enjoining them or any of their respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of the Company or the Subsidiaries.

Section 3.7. Compliance with Laws and Regulations. Neither Company nor a Subsidiary is in default under or in breach of any provision of its Charter Documents or any Law promulgated by any Governmental Entity having authority over it, where such default or breach would have a Material Adverse Effect.
Section 3.8. Brokers and Finders. Company is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.
Section 3.9. Absence of Material Change. Since December 31, 2007, the businesses of Company and the Subsidiaries have been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and there has not occurred since June 30, 2008, or with respect to the Second Closing, since the First Closing, any event that has had a Material Adverse Effect except as provided on Schedule 3.9.
Section 3.10. SEC Reports. Since December 31, 2006, the Company has filed all reports and registrations statements required to be filed by it pursuant to the Act and the Exchange Act. The Company has delivered to each Purchaser true and complete copies of all of such filings as well. As of the respective dates, since December 31, 2006, none of Company’s SEC Reports contained at the time of filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstance under which they were made, not misleading.
Section 3.11. Performance of Obligations. Company and the Subsidiaries have performed all of the obligations required to be performed by it to date and is not in material default under or in breach of any term or provision of any material contract, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. To Company’s knowledge, no party with whom it or the Subsidiaries have an agreement that is material to its business is in default thereunder.
Section 3.12. Licenses and Permits. Company and the Subsidiaries have all licenses and permits that are necessary for the conduct of its businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect. The properties and operations of Company and the Subsidiaries are and have been maintained and conducted, in all material respects, in compliance with all applicable Laws.
Section 3.13. Undisclosed Liabilities. Neither Company nor a Subsidiary has any liabilities or obligations, either accrued or contingent, that are material to it and that have not been: (a) reflected or disclosed in the Financial Statements or (b) incurred subsequent to June 30, 2008 in the ordinary course of business. Company does not know of any basis for the assertion against it or any Subsidiary of any liability, obligation or claim (including, without limitation, that of any Governmental Entity) that is likely to result in or cause a Material Adverse Effect that is not fairly reflected in the Financial Statements or otherwise disclosed in this Agreement.

Section 3.14. Accounting Records. Company and the Subsidiaries maintain accounting records which fairly and validly reflect its transactions in all material respects, and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with its management’s general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Such records, to the extent they contain material information pertaining to Company or a Subsidiary which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.
Section 3.15. Title to Assets. Company and the Subsidiaries have good and marketable title to all their respective properties and assets owned or stated to be owned by the Company or the Subsidiaries, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements; (b) Encumbrances for current taxes not yet due; or (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Company, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Company or the Subsidiaries.
Section 3.16. Taxes. Company and the Subsidiaries have filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns of every character required to be filed by them and have paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. Company and the Subsidiaries have filed all required payroll tax returns, have fulfilled all tax withholding obligations and have paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing. The tax and audit positions taken by Company and the Subsidiaries in connection with the tax returns described in the preceding sentence were reasonable and asserted in good faith. Adequate provision has been made in the books and records of Company and the Subsidiaries and, to the extent required by generally accepted accounting procedures, reflected in the Financial Statements, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes for the periods covered by such financial statements and for all prior periods. To the knowledge of Company, neither the IRS nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of Company and the Subsidiaries. To the knowledge of Company, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith).
Section 3.17. Authorization for Shares. The Subject Shares and the Common Shares have been duly authorized and, upon issuance to the Purchasers as provided herein, the Subject Shares and the Common Shares will be validly issued, fully paid and nonassessable.

Section 3.18. Listing of Shares. The outstanding common stock of Company is listed on the Nasdaq Global Market. No action has been taken or threatened by Nasdaq with respect to the delisting or permanent suspension from trading of such common stock.
ARTICLE IV
PURCHASER’S WARRANTIES AND REPRESENTATIONS
To induce Company to enter into this Agreement, Concordia (as to itself and not as to any other Purchaser) hereby warrants and represents as follows:
Section 4.1. Standing and Capacity. Concordia has the capacity and all necessary power and authority necessary to enter into this Agreement and perform all its obligations hereunder.
Section 4.2. Authority of Concordia. The execution and delivery by Concordia of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other organizational action on the part of Concordia, and this Agreement is a valid and binding obligation of Concordia enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Neither the execution and delivery by Concordia of this Agreement, the consummation of the transactions contemplated herein, nor compliance by Concordia with any of the provisions hereof, will: (a) violate any provision of its Charter Documents; or (b) violate any Law applicable to Concordia or any of its properties or assets. No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of Concordia, and no Consent of any Person, is required in connection with the execution and delivery by Concordia of this Agreement or the consummation by Concordia of the transactions contemplated hereby.
Section 4.3. Compliance with Obligations. The execution and delivery by Concordia of this Agreement does not, and the performance by Concordia of its obligations hereunder and the transactions contemplated hereby will not, violate, conflict with or constitute a breach of, or a default under, any material agreement or instrument to which it is a party or which is binding on it or on its assets.
Section 4.4. Consents and Approvals. All consents, approvals, authorizations and orders of Governmental Entities or other third parties required for Concordia to execute and deliver this Agreement and to purchase the Subject Shares and the Common Shares, and otherwise to consummate the transactions contemplated hereby, have been obtained.
Section 4.5. Litigation. There is no legal action, suit, investigation or proceeding pending or, to the knowledge of Concordia, threatened against or affecting Concordia or its assets which could materially and adversely affect its ability to perform or observe any obligation or condition under this Agreement.

Section 4.6. Investor Qualifications. Concordia is an “accredited investor” as defined by SEC Rule 501(a). Concordia is experienced at evaluating and investing in companies of the same type as Company, and has had the opportunity (a) to discuss the Company’s business, management and financial affairs with executives of the Company, (b) to study publicly available information about the Company and its industry as well as to review and study the books and records of the Company and the Bank and (c) to seek the advice and reports of stock analysts, brokers, investment advisers, industry consultants, attorneys, accountants, and other experts about the value of the Subject Shares and the Common Shares and the risks and benefits of an investment therein.
Section 4.7. Investment Intent. Concordia is purchasing for its own account, for investment purposes, and not with any intention to resell, assign, transfer or otherwise distribute the Subject Shares and Common Share except as allowed by SEC Rule 144 or in an offering registered with the SEC under the Act.
Section 4.8. Financing. Concordia has funds available to it to consummate the purchase of the Subject Shares and the Common Shares as contemplated by this Agreement.
Section 4.9. No Brokers. Concordia has not employed any broker, finder or intermediary in connection with the transactions contemplated by this Agreement so as to give rise to any valid claim against the Company for any brokerage commission, finder’s fee or similar compensation.
Section 4.10. No Reliance. Concordia is relying entirely on its own research, investigation and analysis to support its decision to purchase the Subject Shares and Common Shares. Any representations, warranties or statements made by or on behalf of the Company other than in (i) this Agreement, (ii) the SEC Reports or (iii) the Schedules hereto are known to Concordia to be commentary and opinion, and Concordia is not relying on them for any purpose. Concordia acknowledges receipt of the SEC Reports and the Schedules hereto.
Section 4.11 Absence of FDIC insurance. Concordia acknowledges that the Subject Shares and the Common Shares are not deposits of the Bank and are not insured by the Federal Deposit Insurance Corporation or any Governmental Entity.
Section 4.12 Company Not Advisor. The Company is not acting as a fiduciary or financial or investment advisor for Concordia, and Concordia is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Company
Section 4.13 Reliance on Representations and Warranties. Concordia understands and acknowledges that the Company will rely upon the truth and accuracy of the foregoing acknowledgements, representations, warranties and agreements and agrees that, if any of the acknowledgements, representations, warranties or agreements deemed to have been made by it by its purchase of the Shares are no longer accurate, Concordia shall promptly notify the Company.

ARTICLE V
COVENANTS
Section 5.1. Operations in Ordinary Course. From the date hereof to the Closing, (a) the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and substantially in accordance with past practice; and (b) the Company shall not, and shall not permit any of its Subsidiaries to, take any action which could result in any of the representations and warranties of the Company contained herein being untrue as of the Closing
Section 5.2. Standstill Provision.
(a) Prior to September 29, 2011, Concordia shall not, without the prior written consent of the Board of Directors (excluding directors who are Purchasers or Affiliates of Concordia), except as set forth in Section 5.4: (i) directly or indirectly acquire or assist, advise or encourage any other person in acquiring by purchase, tender offer or otherwise, beneficial ownership of more than 10 % of the Company’s issued and outstanding common stock (on a fully diluted basis); (ii) enter into any voting trust or other agreement (except as provided herein) with respect to voting any Company common stock directly or beneficially owned by Concordia in any nomination to the Board of Directors; (iii) make any public announcement with respect to, or submit a proposal for, or offer of, any extraordinary transaction involving the Company or any of its securities or assets; or (iv) join with any group, company, association, syndicate or other entity or organization, formal or informal, for the purpose of voting any Company common stock or otherwise controlling or exerting a controlling influence over the Company.
(b) Prior to September 29, 2010, Concordia shall not engage, directly or indirectly, in the solicitation of proxies, including the solicitation of written consents, or become a participant in any election contest or any other matter in opposition to the recommendation of the Board of Directors with respect to any matter submitted to a vote of the shareholders of the Company.
(c) While the restrictions of Section 5.2(a) remain in effect, Concordia shall not, without the prior written consent of the Board of Directors (excluding directors who are Purchasers or Affiliates of Concordia), sell any Subject Shares or Common Shares, either (i) in block transactions representing, in the case of the Subject Shares on a converted basis, more than 3 % of the common shares outstanding as of the date of sale, or (ii) to any Person if such Person would beneficially own more than 10 % of the Company’s common stock outstanding immediately after such sale (except in a “brokers’ transaction” within the meaning of Section 4(4) of the Act or in transactions with a “market maker” as that term is defined in Section 3(a)(38) of the Exchange Act). The foregoing provisions of this paragraph shall not apply to the sale of Subject Shares or Common Shares to the underwriter(s) as part of a registered public offering of shares held by Concordia or to any sale or exchange in response to a tender or exchange offer made by a Person who is not an Affiliate of the Concordia and not acting on Concordia’s behalf.

Section 5.3. Advisory Agreement. Concurrent with the Closing, Concordia Capital Advisors and Los Padres Bank shall execute the Binding Term Sheet for an Advisory Services Agreement substantially in the form attached hereto as Exhibit B. The parties further covenant and agree that they shall use their best efforts to negotiate and execute a definitive Advisory Services Agreement within 30 days of the First Closing. The covenant contained in the second sentence of this Section 5.3 is not, and shall not be deemed to be, a condition subsequent to the First Closing or a condition precedent to the Second Closing.
Section 5.4. Regulatory Filing. Within thirty (30) days of the date hereof, Concordia and any Affiliate of Concordia owning voting securities, or securities convertible into voting securities, of the Company shall file a joint application with OTS seeking approval of aggregate ownership of up to 24.99% of the voting securities of the Company and the execution among the OTS, Concordia and its Affiliates of a Rebuttal of Control Agreement.
Section 5.5. Employment Agreements. Company covenants and agrees that within 45 days of the First Closing it will enter into employment agreements with Craig Cerny and three other executives to be designated by Company and Concordia. For Mr. Cerny, the employment agreement shall be for a term of three years, and for all other officers two years. Such employment agreements shall contain customary and standard terms and benefits for institutions of similar size and complexity.
Section 5.6. Board Representation for Concordia. At such time as Concordia holds 1.1 million or more shares of the outstanding common stock of Company, Company and its Board of Directors will increase the size of Company’s Board of Directors by one (1) and nominate and utilize their best efforts to secure the election to its Board of Directors one director who shall be a nominee of Concordia. Such new director shall be elected to the Board upon a satisfactory determination that such election conforms to all regulatory and NASDAQ requirements. Concordia shall work in conjunction with Company and its Board of Directors to nominate a qualified individual who shall meet all regulatory and other standards. For purposes of calculating the 1.1 million shares referred to above: (i) common stock that would be received upon the conversion of the Subject Shares owned by Concordia are deemed to count as shares of outstanding common stock, and (ii) such total shall be adjusted proportionately for any subsequent stock split, stock dividend, reverse stock split or similar transaction not involving the receipt of consideration by the Company.
Section 5.7 Confidential Information. The Parties acknowledge that they have entered into a separate Confidentiality Agreement, and further agree that all information exchanged between them in negotiating and considering this Agreement shall be subject to such Confidentiality Agreement.
Section 5.8. Provision of Information about Concordia. Concordia shall provide to Company such information as Company may reasonably request to verify that Concordia is an “accredited investor” within the meaning of SEC Rule 501(a). Further, within one (1) business day before each Closing, Concordia shall deliver reasonable evidence to Company of Concordia’s ability to pay the required purchase price at such Closing.
Section 5.9. Advice of Changes. Each party will promptly notify the other in writing of any event occurring before the Closing which would render any of the warranties or representations contained herein (except warranties and representations made as of a specific date) untrue or inaccurate if made as of the date of such event. The Company will promptly notify the Concordia of the occurrence of any event prior to the Closing which might be expected to have a Material Adverse Effect.

Section 5.10. Company Exchange Act Filings. Unless otherwise agreed to by Concordia, the Company, for a period commencing on the Closing Date and ending on December 31, 2012, shall file with the SEC all reports required by the Exchange Act in order to satisfy the current information provisions of Rule 144(c).
Section 5.11. Shareholder Approval. Within thirty (30) days of the date hereof, Company shall use its reasonable best efforts to obtain shareholder approval of the Second Closing and the terms of the Shares.
ARTICLE VI
PURCHASER’S CONDITIONS
The obligations of Concordia to purchase and pay for the Subject Shares are subject to the satisfaction or waiver, on or before the Closing Date, of all of the following conditions:
Section 6.1. Accuracy of Representations and Warranties. All representations and warranties of the Company contained in this Agreement shall have been true and correct when made and shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties applicable solely as to a specified date.
Section 6.2. Performance of Covenants. The Company shall have performed or complied in all material respects with all obligations, agreements and covenants hereunder to be performed or complied with by the Company on or before the Closing Date.
Section 6.3. Approvals and Consents. The Company shall have duly received all authorizations, consents, approvals, licenses, franchises, permits and certificates by or of, and shall have made all filings and effected all registrations and qualifications with, all federal, state and local governmental authorities necessary for the issuance of the Subject Shares, and all thereof shall be in full force and effect at the time of Closing and shall be effective to permit such issuance.
Section 6.4. No Actions or Injunctions. No injunction or other court order restraining or prohibiting the consummation of the transactions contemplated hereby shall have been issued and be in effect on the Closing Date and no action, suit or other proceeding, by any Governmental Entity or any other party, shall be pending or threatened that, in the reasonable opinion of the Concordia (after consultation with the Company) has a substantial likelihood of success, seeking to restrain or prohibit the purchase and sale of the Subject Shares hereunder or seeking material damages with respect thereto.
Section 6.5. No Material Change. No event shall have occurred which has had a Material Adverse Effect on the Company.

Section 6.6 Officer’s Certificate. Concordia shall have been furnished with a certificate executed on behalf of the Company by its President or Chief Financial Officer, dated the Closing Date, certifying that the conditions set forth in Sections 6.1 and 6.2 have been fulfilled at or prior to the Closing Date.
Section 6.7 Condition to Second Closing Only. With respect to the Second Closing only, Concordia shall have obtained the approval, non-disapproval or favorable determination of OTS as provided for in Section 5.4, and Company shall have received the shareholder approval required by Section 5.11.
ARTICLE VII
COMPANY’S CONDITIONS
The obligations of the Company to issue and sell the Subject Shares to the Concordia are subject to this satisfaction, on or before the Closing Date, of all of the following conditions:
Section 7.1. Accuracy of Representations and Warranties. All representations and warranties of Concordia contained in this Agreement shall have been true and correct when made and shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties applicable solely to a specified date.
Section 7.2. Performance of Covenants. Concordia shall have performed or complied in all material respects with all obligations, agreements and covenants hereunder to be performed or complied with by it on or before the Closing Date.
Section 7.3. Purchase Permitted by Applicable Laws. The purchase of and payment for the Subject Shares and Common Shares to be purchased by Concordia on the Closing Date on the terms and conditions herein provided shall not violate any applicable Law or the Company’s listing agreement with the Nasdaq Global Market.
Section 7.4. Approvals and Consents. The Company shall have duly received all authorizations, consents, approvals, licenses, franchises, permits and certificates by or of, and shall have made all filings and effected all registrations and qualifications with, all federal, state and local governmental authorities necessary for the issuance of the Subject Shares and Common Shares, and all thereof shall be in full force and effect at the time of Closing and shall be effective to permit such issuance.
Section 7.5. No Actions or Injunctions. No injunction or other court order restraining or prohibiting the consummation of the transactions contemplated hereby shall have been issued and be in effect on the Closing Date and no action, suit or other proceeding by any Governmental Entity or any other party shall be pending or threatened, that in the reasonable opinion of the Company (after consultation with Concordia) has a substantial likelihood of success, seeking to restrain or prohibit the purchase and sale of the Shares hereunder or seeking material damages with respect thereto.

Section 7.6. Certificate. Company shall have been furnished with a certificate executed by Concordia, dated the Closing Date, certifying that the conditions set forth in Sections 7.1 and 7.2 have been fulfilled at or prior to the Closing Date.
Section 7.8. Condition to Second Closing Only. With respect to the Second Closing only, Concordia shall have obtained the approval, non-disapproval or favorable determination of OTS as provided for in Section 5.4, and Company shall have received the shareholder approval required by Section 5.11.
ARTICLE VIII
TERMINATION
Section 8.1. Termination. This Agreement may be terminated at any time prior to the Closing:
(a) by the mutual written consent of Concordia and the Company; or
(b) by either Concordia or the Company in writing (provided the terminating party is not otherwise in default or in breach of this Agreement), if the First Closing shall not have occurred on or before December 1, 2008, or the Second Closing shall not have occurred on or before September 29, 2009; or
(c) by either Concordia or the Company in writing, if the other party has breached any of its representations, warranties, covenants or agreements contained herein, which in the case of any covenant or agreement, is not cured within fifteen days after such party has been notified of the intent to terminate this Agreement pursuant to this clause (c).
Section 8.2. Effect of Termination. Termination of this Agreement pursuant to Section 8.1 shall terminate all obligations of the parties hereunder, except for the obligations under this Article VIII and Article IX and Section 5.7, which shall survive such termination and remain in full force and effect; provided, however, that termination pursuant to clause (b) or (c) of Section 8.1 shall not relieve the defaulting or breaching party from any liability to the other party hereto for breach of this Agreement. In the event this Agreement is terminated under Section 8.1(b) because the Second Closing shall not have occurred on or before September 29, 2009 or by Concordia under Section 8.1(c) due to a breach by the Company, then in addition to any other remedy to which Concordia may be entitled, it shall have the right at any time to demand on one (1) occasion that the Company register for sale any Shares or Common Shares it purchased at the First Closing or otherwise acquired on the general terms and conditions specified in Section 2.4.

ARTICLE IX
MISCELLANEOUS
Section 9.1. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use their best efforts promptly to take, or cause to be taken, all actions and promptly to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.
Section 9.2. Survival of Provisions. Except for covenants to be performed after Closing, or where the context or provisions indicate an intention that a covenant is intended to survive Closing, and specifically including Sections 5.2 through 5.6, inclusive, which shall survive the Closing, all the covenants, representations and warranties of the parties contained in this Agreement shall expire upon the first anniversary of the Closing, without prejudice to any claim for breach thereof which may have arisen before that time. All the provisions of this Article shall survive either Closing or termination.
Section 9.3. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.
Section 9.4. Injunctive Relief. The Company and Concordia acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled by law or equity. The party seeking injunctive relief shall not be required to prove actual damages to obtain relief.
Section 9.5. Entire Agreement; Amendment. This Agreement (including the Schedules and Exhibits hereto) contains the entire understanding of the parties with respect to the transactions contemplated hereby. No agreements, understanding, representations or assurances shall have any effect unless set forth herein. This Agreement may be amended only by an agreement in writing executed by the parties hereto. From time to time but no later than five Business Days prior to the Closing Date, either party may supplement or amend its warranties and representations to disclose in writing any material change as required by Section 5.9 hereof, and such amended or supplemental disclosures shall be regarded as part of this Agreement if the party receiving the same proceeds to the Closing without objection. Any such amended or supplemental disclosure, and any notice of election to treat the newly disclosed information as a breach of the warranties and representations set forth above, shall be in writing, addressed as required for notices generally under this Agreement, and delivered to the other party by personal delivery, certified mail, commercial delivery service or other method of delivery requiring a signature on behalf of the recipient. Notwithstanding anything to the contrary contained herein, neither party shall not be required to close the transaction contemplated hereby for five Business Days after being provided with any supplemental or amended disclosures as contemplated by this paragraph.
Section 9.6. Counterparts. This Agreement may be executed by the parties hereto in counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Neither party shall be bound by this Agreement unless and until both parties have duly executed a counterpart hereof.

Section 9.7. Notices. Any notice under or relating to this Agreement shall be given in writing and shall be deemed sufficiently given when delivered by hand or by confirmed facsimile transmission, on the second Business Day after a writing is consigned (delivery charges prepaid) to a commercial overnight courier, and on the fifth Business Day after a writing is deposited in the mail, postage and other charges prepaid, addressed as follows:

If to Company:	Harrington West Financial Group, Inc.
610 Alamo Pintado Road
Solvang, California 93463
Attn: Chief Executive Officer

with a copy to:	Reitner, Stuart & Moore
1319 Marsh Street
San Luis Obispo, CA 93401
If to Concordia, at the address set forth below Concordia’s signature or to such other address as either party may, from time to time, designate in a written notice given in a like manner.
Section 9.8. Waivers. No waiver by either party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.
Section 9.9. Submission to Jurisdiction; Consent to Service of Process. With respect to any claim arising out of this Agreement, (a) the Company and Concordia each irrevocably submits to the nonexclusive jurisdiction of the courts of the State of California and the United States District Court located in the Central District of California, and (b) the Company and Concordia each irrevocably waives any objection it may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party; provided, however, that nothing in this Section 9.9 shall be deemed to preclude either the Company or Concordia from bringing an action or proceeding in respect of any such agreement in any other jurisdiction.
Section 9.10. Successors and Assigns. Except insofar as transfer of the Subject Shares and Common Shares is restricted by this Agreement or by Law, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and legal representatives.
Section 9.11. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

IN WITNESS WHEREOF, the Company and the Concordia have caused this Agreement to be duly executed and delivered as of the date first above written.

HARRINGTON WEST FINANCIAL GROUP INC.

By:	/s/ Craig J. Cerny Craig J. Cerny Chief Executive Officer

CONCORDIA

By:	/s/ Steven C. Canup Name: Steven C. Canup
Title: Managing Partner

Address: Concordia Financial Services Fund L.P.
421 N. Rodeo Drive Beverly Hills, CA 90201

Exhibit A
Certificate of Designations

Exhibit B
Advisory Services Agreement

Binding Term Sheet for
Advisory Services Agreement
This Binding Term Sheet for Advisory Services Agreement (“Term Sheet”) is intended to set forth certain of the proposed material terms and conditions of a definitive Advisory Services Agreement by and between Harrington West Financial Group, Inc. (the “Company”), Los Padres Bank (the “Bank”), a wholly owned subsidiary of the Company, and Concordia Capital Advisors, LLC (“CCA”). While preliminary in nature, the parties intend to be bound by this Term Sheet until it is terminated as set forth below. (Terms not defined herein shall have the meaning given to such terms in the Stock Purchase Agreement between the parties dated September 25, 2008 (the “Stock Purchase Agreement”).)
Each of the parties contemplates entering into a subsequent definitive written Advisory Services Agreement (the “Definitive Agreement”) containing all of the following terms and conditions in all material respects once the same are finalized by the parties and subject to any revisions agreed upon by the parties to address any OTS regulatory requirements . Subject to the foregoing, the parties agree on the following:
CCA will provide consulting and advisory services on various strategic and financial activities upon request, including but not limited to the following:
•
Source, evaluate and work with the Company and the Bank to structure potential acquisition transactions with a range of targets. Assist in the due diligence, and financial analysis of the targets as well as deal negotiation and structuring. The initial focus will be to find transactions that provide strong deposit sources, specialized, low risk and high margin lending operations and market expansion targets. CCA will utilize it existing relationships with various investment banks and other advisory firms, as well as senior management at West Coast banks and thrifts to identify potential targets. CCA will conduct these activities in a strictly confidential manner, without disclosing the Company or the Bank as the potential buyer until the Company and/or the Bank have expressed an interest in pursuing a transaction.

•	Key targets will include:
•
Smaller commercial banks, particularly recent de novo operations, that can provide one to two branch market expansion opportunities at attractive pricing and with significant overhead reduction opportunities.

•
Existing banks with assets in the $200 to $400 million range that require additional capital and have limited sources due to the current market crisis. Targeted operations would provide immediate earnings, larger market presence in new locations and additional management for continued growth.

•	Non banking lenders, such as FHA and SBA lenders, to increase the loan portfolio, add high margin products and offer new deposit-sourcing opportunities.

•
Assist in future capital raising transactions. We will access our current relationships that have expressed an interest in investing in the community bank and related sectors to identify additional potential equity investors.

•	Provide assistance in attracting additional research coverage through our extensive experience and relationships in building quality research coverage for financial institutions.
•
Act as a source through our banking contacts for recruiting senior and proven bankers and teams of employees in selected southern California markets looking for a new platform to serve their customers and grow their business.

•
Development of selected customer bases. We have various relationships with commercial and real estate customers that we believe can be transitioned from their existing banks. Of potential interest are deposit focused customers in various healthcare fields, specialized deposit customers in entertainment business management, real estate services and other niche markets, as well as general commercial and real estate customers.

•
Access to banking relationships through PEM Group, a multi-billion private equity fund and the largest investor in Concordia Financial Services Fund, LP. PEM has an active mezzanine and subordinated debt lending program and has a strong interest in providing access to these customers to a senior bank facility in addition to the junior financing provided by PEM. PEM can also serve as a source of subordinated, growth capital to commercial customers of the Bank in tandem with or in place of Bank loans.

The initial term of the Definitive Agreement will be two years commencing on the First Closing.
In exchange for the services set forth above, CCA will receive a monthly retainer of $24,000 during the initial term. In addition, CCA will receive a fee of 1.75% of the equity and equity related value of the above outlined transactions that are closed by Company or Bank and in which CCA introduced the business opportunity. Such fee will be credited against and reduced by the aggregate monthly retainer during the term of the Definitive Agreement. CCA also will receive a placement fee of 1.75% of its investment upon the First Closing and the Second Closing.
During the agreement, CCA will be required to give the Company and Bank the right of first refusal on all potential acquisitions, partnerships and other business combinations, source of capital, employees and teams as well as potential banking customers presented to it and to the Concordia Financial Services Fund, LP.
The Definitive Agreement shall provide that it is terminable by the Company and the Bank on the following events, among any other events that the parties may include: (1) the failure of the condition set forth in Sections 6.5 of the Stock Purchase Agreement, (2) the failure of the condition in Sections 6.7 or 7.8 of the Stock Purchase Agreement, if such failure was caused by the lack of approval, non-disapproval or favorable determination of the OTS as provided in Section 5.4 of the Stock Purchase Agreement, or (3) the termination of the Stock Purchase Agreement by the Company pursuant to Section 8.1(c) of the Stock Purchase Agreement.
This Term Sheet shall terminate upon the first to occur of the following:
1. The execution of the Definitive Agreement;
2. The failure of the condition set forth in Sections 6.5 of the Stock Purchase Agreement;

3. The failure of the condition in Sections 6.7 or 7.8 of the Stock Purchase Agreement, if such failure was caused by the lack of approval, non-disapproval or favorable determination of the OTS as provided in Section 5.4 of the Stock Purchase Agreement;
4. The termination of the Stock Purchase Agreement by the Company pursuant to Section 8.1(c) of the Stock Purchase Agreement; or
5. September 29, 2010.
Agreed to and accepted by:
Harrington West Financial Group, Inc.

By:
Its:

Los Padres Bank	Concordia Capital Advisors, LLC

By:	By:
Its:	Its:

Schedule 3.3
Subsidiaries of Company

Schedule 3.3
List of Subsidiaries
Subsidiaries:
Los Padres Bank, FSB
Harrington Wealth Management Company
Valley Oaks Financial Corporation
Harrington West Capital Trust I
Harrington West Capital Trust II
Equity Securities Held by Harrington West Financial Group, Inc.
Harrington West Financial Group owns positions in various Vanguard and Dimensional Fund Advisors equity mutual funds managed by Harrington Wealth Management company. Total market value of interest in the funds was $180,000 at June 30, 2008.

Schedule 3.9
Absence of Material Change